EXHIBIT 21
JEFFERIES GROUP, INC. AND SUBSIDIARIES
Subsidiaries of Jefferies Group, Inc.
(excludes certain subsidiaries pursuant to Item 601 of Regulation S-K)

Name of Subsidiary	Place of Formation / Incorporation
Bonds Direct Securities LLC	Delaware

Broadview International LLC	New Jersey

Broadview International Ltd.	England & Wales

Helfant Group, Inc.	California

Jefferies & Company, Inc.	Delaware

Jefferies/Quarterdeck, LLC	Delaware

Jefferies Asset Management, LLC	Delaware

Jefferies Asset Management (Zurich)	Switzerland

Jefferies Employees Opportunity Fund, LLC	Delaware

Jefferies Financial Products, LLC	Delaware

Jefferies Financial Products (DPC)	Delaware

Jefferies International Limited	England & Wales

Jefferies International (Holdings) Limited	England & Wales

Jefferies Investment Management Limited	England & Wales

Jefferies (Japan) Limited	England & Wales

Jefferies Pacific Limited	Hong Kong

Jefferies Partners Opportunity Fund, LLC	Delaware

Jefferies Partners Opportunity Fund II, LLC	Delaware

Jefferies Private Client Advisers, LLC	Delaware

Jefferies (Switzerland) Limited	Switzerland

Liberty Execution Services, Inc.	Delaware

Quarterdeck Investment Partners, LLC	Delaware